Exhibit 99.1

News Release

P.O. Box 110 ■ Route 5 ■ South Deerfield ■ MA ■ 01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

The Yankee Candle Company, Inc. Reports
Fiscal 2012 Second Quarter Results

South Deerfield, MA – August 9, 2012 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the second quarter ended June 30, 2012.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the second quarter of 2012 were $145.3 million, an increase of $15.4 million or 11.9% from the prior year second quarter.  Retail sales were $81.8 million, an increase of $8.7 million or 11.9% from the prior year second quarter. Sales in the Company’s Wholesale segment were $40.5 million, an increase of $2.4 million or 6.3% versus the prior year second quarter.  Sales in the Company’s International segment were $23.0 million, an increase of $4.3 million or 22.8% from the prior year second quarter.

The Company recorded a net loss of $13.5 million for the second quarter of 2012 compared to a net loss of $7.4 million for the second quarter of 2011.  The net loss for the second quarter of 2012 includes a loss of $13.4 million recorded in connection with the Company’s April 2012 new term loan financing, which consisted of the write-off of unamortized deferred financing fees of $6.7 million associated with the Company’s prior credit facility and call premiums of $6.7 million associated with the redemption of certain of the Company’s senior notes.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the second quarter of 2012 increased by 14.2% to $17.6 million, or 12.1% of sales, as compared to Adjusted EBITDA for the prior year second quarter of $15.4 million, or 11.8% of sales. Reconciliations of the second quarter results to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

“We are pleased with the strong sales and Adjusted EBITDA growth we were able to deliver in the second quarter,” said Harlan Kent, Chief Executive Officer of Yankee Candle.  “We continue to see momentum in our businesses as a result of the investments we have been making in talent, systems and brand building, and will look to further leverage these investments as we move forward while continuing to focus on productivity and cash optimization strategies.”

2012 Second Quarter Highlights:

•
Retail sales were $81.8 million in the second quarter of 2012 compared to $73.1 million in the prior year quarter, an increase of $8.7 million or 11.9%.  The increase in sales was driven primarily by an increase in comparable store sales, increased sales in our Consumer Direct business and sales from Yankee Candle retail stores opened after the second quarter of 2011.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 9.6% compared to the prior year second quarter.  Comparable store sales in the 515 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 5.9%.  The increase in comparable store sales was driven by an increase in transactions of 8.0%, somewhat offset by a decrease in average ticket of 2.1%.  Comparable sales in the Consumer Direct business increased by 46.0% over the prior year second quarter.

•
Wholesale sales were $40.5 million in the second quarter of 2012 compared to $38.1 million in the prior year quarter, an increase of $2.4 million or 6.3% from the prior year second quarter.  The increase was primarily driven by increased sales to our premium mass channel coupled with increased sales to our “all other” channel consisting of various accounts outside of our major channels, somewhat offset by decreased sales in our specialty and department store channel.

•
International sales were $23.0 million in the second quarter of 2012 as compared to $18.7 million in the prior year quarter, an increase of $4.3 million or 22.8%.  The increase was largely driven by increased sales in our United Kingdom wholesale business, increased sales to distributors primarily in Europe, Asia and Latin America, increased sales in our retail concession business and increased sales in our European wholesale business outside of the United Kingdom.

Six Months Ended June 30, 2012 Highlights:

•
Retail sales were $162.8 million, an increase of $14.9 million or 10.1% over the prior year period, driven primarily by sales in new stores opened after the second quarter of 2011, increased sales in our Consumer Direct division, increased comparable store sales, and increased sales in our fundraising division.

•
Total Retail comparable sales, including the Consumer Direct business, increased by 5.5% compared to the prior year period.  Comparable store sales in the 515 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased by 2.2%.  The increase in comparable store sales was driven by an increase in average ticket of 1.7% and in increase in traffic of 0.5%.  Comparable sales in the Consumer Direct business increased by 32.6% over the prior year.

•
Wholesale sales were $90.7 million for the first six months of fiscal 2012, an increase of $5.1 million or 6.0% from the prior year period.  The increase was primarily driven by increased sales in our premium mass channel coupled with increased sales to our “all other” channel consisting of various accounts outside of our major channels, somewhat offset by decreased sales in our specialty, department store and gift channels.

•
International sales were $46.9 million for the first six months of fiscal 2012 compared to $40.6 million for the first six months of fiscal 2011, an increase of $6.3 million or 15.5%.  The increase was largely driven by increased sales in our retail concession business, increased sales in our United Kingdom wholesale business, increased sales to distributors primarily in Europe, Asia and Latin America and increased sales in our European wholesale business outside of the United Kingdom.

“As we head into the much larger second half of the year, we are mindful that the macro environment remains very challenging and uncertain,” said Kent. “We expect a cautious consumer, and early indications are that our wholesale customers will be managing their open to buy dollars very tightly.  Against this backdrop, we will need to remain focused on flawless execution, continue to drive operating efficiencies and productivity, and further leverage the investments we have made in our growth platforms.  We believe we are well positioned for the second half, but will be prudent in our planning given the macro economic headwinds.”

On April 2, 2012, the first business day of our second fiscal quarter, Yankee Candle entered into a credit agreement for a new term loan facility under which the Company borrowed $725.0 million (the “Term Loan Facility”).  Proceeds of the Term Loan Facility were used to refinance our previously existing credit facility, to redeem $315.0 million of our 8 ½% senior notes due 2015, and to pay certain fees and expenses related to the refinancing.  The Term Loan Facility will mature on April 2, 2019.  On April 2, 2012, Yankee Candle, together with certain of its foreign subsidiaries, also entered into an asset based Credit Agreement (the “ABL Facility”) which permits aggregate revolver borrowings from our domestic and international subsidiaries of up to $175.0 million against eligible inventory and trade accounts receivable balances.  The ABL facility is scheduled to expire on April 2, 2017.  During the second quarter of 2012, the Company recorded a loss on extinguishment of debt of $13.4 million related to the refinancing.

In February 2011, YCC Holdings LLC (the parent of Yankee Holding Corp.) and Yankee Finance were the co-issuers of $315.0 million of 10.25%/11.00% Senior Notes due in 2016 (the “Senior PIK Notes”).  For the thirteen weeks ending June 30, 2012, YCC Holdings LLC reported a net loss of $18.7 million, compared to the above-referenced net loss recorded by the Company of $13.5 million.  The difference in the net loss between the Company and YCC Holdings LLC is driven primarily by additional interest expense recorded during the second quarter of 2012 at YCC Holdings LLC of $8.8 million related to the Senior PIK Notes, offset by a tax benefit related to such interest expense of $3.6 million.

Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  During the first six months of 2012, Yankee Holding Corp paid dividends of $16.2 million to YCC Holdings LLC.  Such dividends were used primarily to pay for interest incurred during 2011 and 2012 related to the Senior PIK notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EDT) this morning to more fully discuss its second quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q2 2012 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 42-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 28,300 store locations, a growing base of Company owned and operated retail stores (557 Yankee Candle Stores located in 46 states and 1 province in Canada as of June 30, 2012), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 6,000 store locations and distributors covering a combined 57 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2012 and any quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions and uncertain future outlook, including the continued softness in consumer confidence and spending; the risk that our substantial level of indebtedness could adversely affect our financial condition and operations; that we may not be able to generate sufficient cash flows to service all of our indebtedness; that any failure to protect our reputation could have a material adverse effect on our brand image; the risk of loss of one of our manufacturing or distribution facilities;  that we may be unable to maintain our historical growth rates; that our profitability may be affected by increases in the cost of raw materials or that further increases in wax prices above the rate of inflation may negatively impact our cost of goods sold and margins; that any shortages in refined oil supplies could impact our wax supply; the effects of competition in the giftware industry; that there may be a failure of our information technology systems; that a material decline in consumers’ discretionary income could cause our sales and income to decline; that current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs; that we may be unable to continue to open new stores successfully or renew leases for existing locations; the risk of a loss or significant deterioration in the financial condition of a significant wholesale customer, or a bankruptcy filing and subsequent bankruptcy proceedings by such a customer; the failure or delay of a third party to supply goods to our customers could adversely impact our business; sustained interruptions in the supply of products from overseas; that restrictive covenants in the indenture governing the Senior PIK Notes, the indentures governing Yankee Candle’s Senior Notes and Senior Subordinated Notes and Yankee Candle’s Term Loan Facility and ABL Facility could restrict our operating flexibility; risks associated with the ability of YCC Holdings and Holding Corp. to repay their debt, which is dependent on cash flow generated by Yankee Candle and its subsidiaries; that restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us; that the interests of our controlling stockholders may differ from the interests of the noteholders; that because we are not a diversified company and are primarily dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles; the risk that we lose our senior executive officers, or are unable to attract and retain the talent required for our business; that our international operations subject us to a number of risks, including unfavorable regulatory, labor, tax and political conditions in foreign countries; that we may be required to recognize additional impairment charges against goodwill or intangible assets in the future; seasonal, quarterly and other fluctuations in our business, and general industry and market conditions; the risk of product liability claims; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks Ended June 30, 2012			Thirteen Weeks Ended July 2, 2011
Sales:
Retail	$81,809	56.29%		$73,071	56.25%
Wholesale	40,530	27.88%		38,123	29.35%
International	22,988	15.82%		18,719	14.41%
Total sales	145,327	100.00%		129,913	100.00%

Cost of sales	63,906	43.97%		58,291	44.87%
Gross profit	81,421	56.03%		71,622	55.13%

Selling expenses: (A)
Retail	43,401	53.05%	(B)	41,345	56.58%	(B)
Wholesale	2,921	7.21%	(C)	6,101	16.00%	(C)
International	6,909	30.05%	(D)	4,684	25.02%	(D)

Total selling expenses	53,231	36.63%		52,130	40.13%

General & administrative expenses	17,951	12.35%		14,024	10.79%
Restructuring charge	1,070	0.74%		-	0.00%

Income from operations	9,169	6.31%		5,468	4.21%
Interest expense	18,553	12.77%		17,777	13.68%
Loss on extinguishment of debt	13,376	9.20%		-	0.00%
Other income	(1,735)	-1.19%		(1,085)	-0.84%

Loss before benefit from income taxes	(21,025)	-14.47%		(11,224)	-8.64%
Benefit from income taxes	(7,515)	-5.17%		(3,980)	-3.06%
Loss from continuing operations	(13,510)	-9.31%		(7,244)	-5.58%

Loss from discontinued operations, net of income taxes	(31)	-0.02%		(132)	-0.10%
Net loss	$(13,541)	-9.32%		$(7,376)	-5.68%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

(B) Retail selling expenses as a percentage of retail sales.

(C) Wholesale selling expenses as a percentage of wholesale sales.

(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Twenty-Six Weeks Ended June 30, 2012			Twenty-Six Weeks Ended July 2, 2011
Sales:
Retail	$162,777	54.19%		$147,848	53.95%
Wholesale	90,703	30.19%		85,572	31.23%
International	46,914	15.62%		40,607	14.82%
Total sales	300,394	100.00%		274,027	100.00%

Cost of sales	135,183	45.00%		123,154	44.94%
Gross profit	165,211	55.00%		150,873	55.06%

Selling expenses: (A)
Retail	88,579	54.42%	(B)	82,962	56.11%	(B)
Wholesale	7,090	7.82%	(C)	12,307	14.38%	(C)
International	13,045	27.81%	(D)	9,920	24.43%	(D)

Total selling expenses	108,714	36.19%		105,189	38.39%

General & administrative expenses	34,852	11.60%		32,618	11.90%
Restructuring charge	1,725	0.57%		-	0.00%

Income from operations	19,920	6.63%		13,066	4.77%
Interest expense	35,787	11.91%		35,456	12.94%
Loss on extinguishment of debt	13,376			-
Other income	(2,827)	-0.94%		(2,960)	-1.08%

Loss before provision for income taxes	(26,416)	-8.79%		(19,430)	-7.09%
Benefit from income taxes	(9,436)	-3.14%		(6,892)	-2.52%
Loss from continuing operations	(16,980)	-5.66%		(12,538)	-4.59%

Loss from discontinued operations, net of income taxes	(74)	-0.02%		(186)	-0.07%
Net loss	$(17,054)	-5.68%		$(12,724)	-4.64%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

(B) Retail selling expenses as a percentage of retail sales.

(C) Wholesale selling expenses as a percentage of wholesale sales.

(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	June 30,	December 31,
	2012	2011

Current Assets:
Cash	$5,830	$50,833
Accounts receivable, net	39,418	57,013
Inventory	109,418	75,563
Prepaid expenses and other current assets	31,064	4,924
Deferred tax assets	9,635	8,724
Total Current Assets	195,365	197,057
Property and Equipment, net	123,838	118,402
Deferred Financing Costs	14,206	11,006
Other Assets	914,163	915,039
Total Assets	$1,247,572	$1,241,504

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$20,932	$21,109
Accrued payroll	8,561	6,910
Accrued income taxes	-	7,269
Other accrued liabilities	45,901	59,647
Current portion of long-term debt	7,250	12,042
Total Current Liabilities	82,644	106,977
Long-Term Debt	939,033	889,083
Deferred Rent	12,989	12,833
Deferred Tax Liabilities	111,305	107,123
Other Long-Term Liabilities	8,488	6,577
Stockholder's Equity	93,113	118,911
Total Liabilities And Stockholder's Equity	$1,247,572	$1,241,504

Yankee Holding Corp.
Jun 30, 2012  Earnings Release
Supplemental Data

	Quarter		Year to Date		Total
YCC Retail Stores	3	(5)	5	(5)	557
Wholesale Customer Locations - North America	(244)		(557)	(5)	28,234
Wholesale Customer Locations - Europe	(173)		153		5,818
Square Footage - Gross	2,239	(5)	5,883	(5)	1,051,432
Square Footage - Selling	1,380	(5)	2,231	(5)	805,603
Total Comp Stores & Consumer Direct Sales Change %	9.6%		5.5%
YCC Retail Comp Store Count	515		515		515
Sales per Square Foot (1)			$528
Store Count			514
Average store square footage, gross (2)			1,624
Average store square footage, selling (2)			1,231
Gross Profit (3) (6)
Retail $	$52,347		$103,216
Retail %	64.0%		63.4%
Wholesale $	$19,903		$42,736
Wholesale %	49.1%		47.1%
International $	$9,171		$19,260
International %	39.9%		41.1%
Segment Profit (3) (6)
Retail $	$8,946		$14,638
Retail %	10.9%		9.0%
Wholesale $	$16,982		$35,646
Wholesale %	41.9%		39.3%
International $	$2,261		$6,214
International %	9.8%		13.2%
Depreciation & Amortization (3)	$7,723		$16,322
Inventory per Store (2)			$33,789
Inventory Turns (4)			3.1
Capital Expenditures (3)	$8,464		$16,264

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2)	Excludes S. Deerfield/Williamsburg Flagships.

(3)	Dollars in thousands.

(4)	Based on a 13 month average inventory divided by 12 month rolling COGS.

(5)	Net of closures.

(6)	Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “Adjusted EBITDA” which is a non-GAAP financial measure.  Adjusted EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to remove the affects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring, loss on debt extinguishment and realized (gains) losses on foreign currency transactions.  Under the Company’s Term Loan Facility, Consolidated EBITDA is defined as net income plus, interest, taxes, depreciation and amortization, further adjusted to add back extraordinary, unusual or non-recurring losses, non-cash stock option expense, fees and expenses related to the Merger, fees and expenses under the Management Agreement with our equity sponsor, restructuring charges or reserves, as well as other non-cash charges, expenses or losses, and further adjusted to subtract extraordinary, unusual or non-recurring gains, other non-cash income or gains, and certain cash contributions to our common equity.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA is calculated as follows:

	Thirteen Weeks Ended June 30, 2012	Thirteen Weeks Ended July 2, 2011	Twenty-Six Weeks Ended June 30, 2012	Twenty-Six Weeks Ended July 2, 2011

Net loss	$(13,541)	$(7,376)	$(17,054)	$(12,724)
Loss from discontinued operations, net of income taxes	31	132	74	186
Benefit from income taxes	(7,515)	(3,980)	(9,436)	(6,892)
Interest expense, net - excluding amortization of deferred financing fees	15,127	16,030	29,762	31,323
Amortization of deferred financing fees	1,244	1,023	2,284	2,002
Depreciation	6,395	6,046	12,732	12,224
Amortization	85	3,027	1,308	6,111

EBITDA from continuing operations	1,826	14,902	19,670	32,230
Equity-based compensation (a)	220	198	424	3,491
MDP advisory fees	375	375	750	750
Purchase accounting (b)	280	271	814	566
Restructuring (c)	1,070	-	1,725	-
Loss on extinguishment of debt	13,376	-	13,376	-
Realized (gains) losses on foreign currency (d)	426	(359)	863	(802)

Adjusted EBITDA	$17,573	$15,387	$37,622	$36,235

(a) Equity based compensation for the twenty-six weeks ended July 2, 2011 included a $3.0 million payment to management and director equity holders.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs for employee severance associated with restructuring the wholesale and retail operations and changes in the internal reporting structure during the first quarter of 2012; and costs associated with the consolidation and relocation of our logistics operations and corporate headquarters for our foreign subsidiary during the second quarter of 2012.

(d) Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.